                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C. 20549                 --------------------------
                                                              OMB APPROVAL
                    FORM N-17F-2                      --------------------------
                                                      OMB NUMBER       3235-0360
 Certificate of Accounting of Securities and Similar  EXPIRES:     JULY 31, 1994
            Investments in the Custody of             ESTIMATED AVERAGE BURDEN
           Management Investment Companies            HOURS PER RESPONSE....0.05

      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

--------------------------------------------------------------------------------- ------------------------------------
1.  Investment Company Act File Number:                                           Date examination completed:

811-    05059/33-12608                                                                 NOVEMBER 27, 1998
--------------------------------------------------------------------------------- ------------------------------------
2.  State identification Number:

      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      AL                 AK                 AZ                 AR                 CA                CO
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      CT                 DE                 DC                 FL                 GA                HI
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      ID                 IL                 IN                 IA                 KS                KY
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      LA                 ME                 MD                 MA                 MI                MN
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      MS                 MO                 MT                 NE                 NV                NH
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      NJ                 NM                 NY                 NC                 ND                OH
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      OK                 OR                 PA                 RI                 SC                SD
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      TN                 TX                 UT                 VT                 VA                WA
      ------------------ ------------------ ------------------ -------------------------------------------------------
      WV                 WI                 WY                 PUERTO RICO
      ----------------------------------------------------------------------------------------------------------------
      Other (specify):           ATTACHED
----------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

----------------------------------------------------------------------------------------------------------------------
                THE HIGHMARK FUNDS (FORMERLY THE HIGHMARK GROUP)
----------------------------------------------------------------------------------------------------------------------
4. Address of principal executive officer (number, street, city, state, zip code)
               ONE FREEDOM VALLEY ROAD, OAKS, PENNSYLVANIA 19456
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                               THE HIGHMARK FUNDS

                         EXHIBIT A - STATE PERMIT REPORT

           FUND NAME                                 STATE                     FILING TYPE              FILE NUMBER
HighMark Funds                                California                        A = Annual               505-4293
                                              Colorado                          A = Annual             IC-93-05-187
                                              Georgia                           O = Other                56-910502
                                              Guam                              O = Other                  4766
                                              Illinois                          A = Annual               R9942874
                                              Indiana                           A = Annual              97-0202 IC
                                              Minnesota                      G = Good Until S            R-39056.1
                                              Minnesota Exemption               A = Annual               R-39056.1
                                              North Carolina                    A = Annual                 7032
                                              Pennsylvania                      A = Annual              92-10-001MF
                                              Virginia                          A = Annual                 1798
                                              Wyoming                           O = Other                  17511

HighMark Money Market Funds                   Kentucky                          A = Annual                M32877
  Prospectus: Retail Shares                   Louisiana                         A = Annual                 64283
                                              Ohio                              O = Other                  19131
                                              Oklahoma                          A = Annual               SE-136098
                                              Oregon                            A = Annual               87-0691-M
                                              Utah                              A = Annual               5-8973-43

HighMark Money Market Funds                   Kentucky                          A = Annual                M33758
  Prospectus: Fiduciary Shares                Louisiana                         A = Annual                 60840
                                              Ohio                              O = Other                  18878
                                              Oklahoma                          A = Annual               SE-219797
                                              Oregon                            A = Annual                97-0409
                                              Utah                              A = Annual               5-8969-43

HighMark Money Market Funds
  Prospectus - Class S Shares                 Utah                              A = Annual

HighMark Funds-Equity Funds/                  Kentucky                          A = Annual                M33768
  Fixed Income Funds-Fiduciary Pro            Louisiana                         A = Annual                 62375
                                              Ohio                              O = Other                  18877
                                              Oklahoma                          A = Annual               SE-136198
                                              Oregon                            A = Annual                97-0407
                                              Utah                              A = Annual               5-8974-43

HighMark Funds-Equity Funds/                  Kentucky                          A = Annual                M33815
  Fixed Income Funds-Retail Pros.             Louisiana                         A = Annual                 62376
                                              Ohio                              O = Other                  19086
                                              Oregon                            A = Annual                97-0406
                                              Utah                              A = Annual               5-8972-43


                                      -2-

HighMark Balanced Fund -                      Alaska                            O = Other                00 00591
                                              Alabama                           A = Annual                705371
                                              Arkansas                          A = Annual              97-M0326-04
                                              Connecticut                       A = Annual                SI43113
                                              Delaware                          A = Annual                 5209
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 48366
                                              Kansas                            A = Annual              97s0001202
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 37674
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 27 88 68
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF10940

HighMark Balanced Fund -                      Arizona                           A = Annual            S-0054202-Qual
  Class A Shares                              Iowa                              A = Annual                I-38395
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM971489
                                              Maine                             A = Annual                0-1782
                                              MICHIGAN                          A = Annual                226312
                                              Mississippi                    G = Good Until S          MF-97-04-100
                                              North Dakota                   G = Good Until S              T659
                                              Nebraska                          A = Annual                33,952
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                690972
                                              Oklahoma                          A = Annual              Se-2006909
                                              South Dakota                      A = Annual                 10800
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52689
                                              Vermont                           A = Annual              9/17/97-32
                                              Washington                     G = Good Until S             C-38633
                                              Wisconsin                         A = Annual               336425-03
                                              West Virginia                  G = Good Until S            MF-23231

HighMark Balanced Fund -                      Arizona                           A = Annual            S-0054201-Qual
  Fiduciary Shares                            Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970567
                                              Michigan                          A = Annual                225322
                                              Mississippi                    G = Good Until S          MF-97-04-103
                                              Nebraska                          A = Annual                39,493
                                              New Hampshire                     A = Annual
                                              South Dakota                      A = Annual                 10801
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52688
                                              Washington                     G = Good Until S             C-37279

HighMark Balanced Fund -                      Arizona                           A = Annual
  Class C Shares                              Iowa                              A = Annual                I-45860
                                              Louisiana                         A = Annual
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6294
                                              Michigan                          A = Annual
                                              Mississippi                       A = Annual             MF-99-11-180
                                              North Dakota                   G = Good Until S              Z991


                                       -3-

Highmark Balanced Fund -                      Nebraska                          A = Annual                39,474
  Class C Shares (Continued)                  New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008634
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20567
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-22
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378031-03
                                              West Virginia                  G = Good Until S            MF-36793

Highmark Balanced Fund -                      Arizona                           A = Annual            S-0060142-Qual
  Class B Shares                              Iowa                              A = Annual                I-42547
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982266
                                              Maine                             A = Annual                0-2774
                                              Michigan                          A = Annual                227645
                                              Mississippi                       A = Annual             MF-98-10-088
                                              North Dakota                   G = Good Until S              W608
                                              Nebraska                          A = Annual                36,530
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692040
                                              Oklahoma                          A = Annual              SE-2006910
                                              South Dakota                      A = Annual                 17114
                                              Tennessee                         A = Annual               M98-4193
                                              Texas                          G = Good Until S             C-55307
                                              Vermont                           A = Annual              10/15/98-15
                                              Washington                     G = Good Until S             C-58228
                                              Wisconsin                         A = Annual               347268-03
                                              West Virginia                  G = Good Until S            MF-33315

HighMark Growth Fund                          Alaska                            O = Other                98 04146
                                              Alabama                           A = Annual                705374
                                              Arkansas                          A = Annual              87-M0326-03
                                              Connecticut                       A = Annual                SI43116
                                              Delaware                          A = Annual                 5230
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 44783
                                              Kansas                            A = Annual              97s0001204
                                              Missouri                          A = Annual
                                              Montana                           A = Annual                 37675
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 26 61 04
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF10939


                                       -4-

HighMark Growth Fund -                        Arizona                           A = Annual            S-0054211-Qual
  Class A Shares                              Iowa                              A = Annual                I-38394
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM971488
                                              Maine                             A = Annual                0-1783
                                              Michigan                          A = Annual                226313
                                              Mississippi                    G = Good Until S          MF-97-04-096
                                              North Dakota                      A = Annual                 T660
                                              Nebraska                          A = Annual                33,094
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                690973
                                              Oklahoma                          A = Annual              SE-2006911
                                              South Dakota                      A = Annual                 10802
                                              Tennessee                         A = Annual               RM98-3877
                                              Texas                          G = Good Until S             C-45197
                                              Vermont                           A = Annual              9/17/97-31
                                              Washington                     G = Good Until S             C-38635
                                              Wisconsin                         A = Annual               336427-03
                                              West Virginia                  G = Good Until S            MF-23232

HighMark Growth Fund -                        Arizona                           A = Annual            S-0054210-Qual
  Fiduciary Shares                            Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970566
                                              Michigan                          A = Annual                225326
                                              Mississippi                    G = Good Until S          MF-97-04-098
                                              Nebraska                          A = Annual                39,479
                                              New Hampshire                     A = Annual
                                              South Dakota                      A = Annual                 10803
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-44217
                                              Washington                     G = Good Until S             C-37281

HighMark Growth Fund -                        Arizona                           A = Annual
  Class C Shares                              Iowa                              A = Annual                I-45859
                                              Louisiana                         A = Annual                 65155
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6295
                                              Michigan                          A = Annual                232412
                                              Mississippi                       A = Annual             MF-99-11-181
                                              North Dakota                   G = Good Until S              Z993
                                              Nebraska                          A = Annual                39,478
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008633
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20568
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-24
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378030-03
                                              West Virginia                  G = Good Until S            MF-36792


                                      -5-

HighMark Growth Fund -                        Arizona                           A = Annual            S-0060145-Qual
  Class B Shares                              Iowa                              A = Annual                I-42552
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982267
                                              Maine                             A = Annual                0-2773
                                              Michigan                          A = Annual                227643
                                              Mississippi                       A = Annual             MF-98-10-087
                                              North Dakota                   G = Good Until S              W614
                                              Nebraska                          A = Annual                36,538
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692039
                                              Oklahoma                          A = Annual              SE-2006912
                                              South Dakota                      A = Annual                 17117
                                              Tennessee                         A = Annual               M98-4193
                                              Texas                          G = Good Until S             C-55308
                                              Vermont                           A = Annual              10/15/98-02
                                              Washington                     G = Good Until S             C-58227
                                              Wisconsin                         A = Annual               347108-03
                                              West Virginia                  G = Good Until S            MF-33316

HighMark Income Equity Fund                   Alaska                            O = Other                98 02934
                                              Alabama                           A = Annual                704921
                                              Arkansas                          A = Annual              97-M0326-08
                                              Connecticut                       A = Annual                SI40056
                                              Delaware                          A = Annual                 4333
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 43231
                                              Kansas                            A = Annual              97S0000034
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 35311
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 25 24 30
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF10077
                                              West Virginia                  G = Good Until S            MF-21053

HighMark Income Equity Fund -                 Arizona                           A = Annual            S-0050887-Qual
  Class A Shares                              Iowa                              A = Annual                I-36638
                                              Massachusetts                     A = Annual              96-7781-MR
                                              Maryland                          A = Annual               SM961124
                                              Maine                             A = Annual                0-2732
                                              Michigan                          A = Annual                223713
                                              Mississippi                    G = Good Until S          MF-96-07-065
                                              North Dakota                   G = Good Until S              P821
                                              Nebraska                          A = Annual                31,477
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                997656
                                              Oklahoma                          A = Annual              SE-2006913
                                              South Dakota                      A = Annual                 10798
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-45196
                                              Vermont                           A = Annual              7/09/96-16
                                              Washington                     G = Good Until S             C-38632
                                              Wisconsin                         A = Annual               323911-03


                                      -6-

HighMark Income Equity Fund -                 Arizona                           A = Annual            S-0053676-Qual
  Fiduciary Shares                            Massachusetts                     A = Annual              96-7783-MR
                                              Maryland                          A = Annual               sm990931
                                              Michigan                          A = Annual                225327
                                              Mississippi                    G = Good Until S          MF-97-04-095
                                              Montana                           A = Annual                 37120
                                              Nebraska                          A = Annual                39,481
                                              New Hampshire                     A = Annual
                                              South Dakota                      A = Annual                 10799
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-39045
                                              Washington                     G = Good Until S             C-27268

HighMark Income Equity Fund -                 Arizona                           A = Annual
  Class C Shares                              Iowa                              A = Annual                I-45858
                                              Louisiana                         A = Annual                 65156
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6296
                                              Michigan                          A = Annual                232407
                                              Mississippi                       A = Annual             MF-99-11-182
                                              North Dakota                   G = Good Until S              Z994
                                              Nebraska                          A = Annual                39,480
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008632
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20569
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-23
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378029-03
                                              West Virginia                  G = Good Until S            MF-36791

Highmark Income Equity Fund -                 Arizona                           A = Annual            S-0060146-Qual
  Class B Shares                              Iowa                              A = Annual                I-42553
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982264
                                              Maine                             A = Annual                0-2780
                                              Michigan                          A = Annual                227644
                                              Mississippi                       A = Annual             MF-98-10-086
                                              North Dakota                   G = Good Until S              W615
                                              Nebraska                          A = Annual                36,539
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692038
                                              Oklahoma                          A = Annual              SE-2006914
                                              South Dakota                      A = Annual                 17119
                                              Tennessee                         A = Annual               M98-4193
                                              Texas                          G = Good Until S             C-55309
                                              Vermont                           A = Annual              10/15/98-14
                                              Washington                     G = Good Until S             C-58226
                                              Wisconsin                         A = Annual               347271-03
                                              West Virginia                  G = Good Until S            MF-33317


                                      -7-

HighMark Bond Fund                            Alaska                            O = Other                98 02935
                                              Alabama                           A = Annual                705365
                                              Arkansas                          A = Annual              97-M0326-12
                                              Connecticut                       A = Annual                SI43114
                                              Delaware                          A = Annual                  594
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 43233
                                              Kansas                            A = Annual              99s0000421
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 40005
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 26 61 05
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF11849

HighMark Bond Fund -                          Arizona                           A = Annual            S-0054205-Qual
  Class A Shares                              Iowa                              A = Annual                I-42549
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982254
                                              Maine                             A = Annual                0-2772
                                              Michigan                          A = Annual                229260
                                              Mississippi                    G = Good Until S          MF-97-04-097
                                              North Dakota                   G = Good Until S              W609
                                              Nebraska                          A = Annual                36,531
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692046
                                              Oklahoma                          A = Annual              SE-2006915
                                              South Dakota                      A = Annual                 17118
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-45195
                                              Vermont                           A = Annual              10/15/98-13
                                              Washington                     G = Good Until S             C-38637
                                              Wisconsin                         A = Annual               355144-03
                                              West Virginia                  G = Good Until S            MF-33318

HighMark Bond Fund -                          Arizona                           A = Annual            S-0054204-Qual
  Fiduciary Shares                            Massachusetts                     A = Annual
                                              Michigan                          A = Annual                225325
                                              Mississippi                    G = Good Until S          MF-97-04-099
                                              Nebraska                          A = Annual                39,475
                                              New Hampshire                     A = Annual
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-44216
                                              Washington                     G = Good Until S             C-27266

HighMark California Tax-Free                  Hawaii                            A = Annual
  Money Market Fund                           Nevada                            A = Annual
                                              New York                          O = Other               S-28-04-89

HighMark California Tax-Free                  Nebraska                          A = Annual                33,092
  Money Market Fund-Class A Shrs.             New Hampshire                     A = Annual
                                              South Dakota                      A = Annual                 15048
                                              Washington                     G = Good Until S             C-32569


                                      -8-

HighMark California Tax-Free                  Nebraska                          A = Annual                 33,091
  Money Market Fund-Fiduciary Shr             New Hampshire                     A = Annual
                                              South Dakota                      A = Annual                 15053
                                              Washington                     G = Good Until S             C-27264

HighMark California Tax-Free                  Nebraska                          A = Annual                39,086
  Money Market Fund-Class S Shrs.             New Hampshire                     A = Annual
                                              Oklahoma                          A = Annual              SE-2005877
                                              South Dakota                      A = Annual                 19937
                                              Washington                     G = Good Until S             C-63112

HighMark Diversified Money                    Alaska                            O = Other                99 03917
  Market Fund                                 Alabama                           A = Annual                704922
                                              Arkansas                          A = Annual              97-M0326-05
                                              Connecticut                       A = Annual                SI24538
                                              Delaware                          A = Annual                 4332
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 34327
                                              Kansas                            A = Annual              97S0000033
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 35310
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 25 85 51
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF10078
                                              West Virginia                  G = Good Until S            MF-21048

HighMark Diversified Money                    Arizona                           A = Annual            S-0050886-Qual
  Market Fund - Class A Shares                Iowa                              A = Annual                I-36639
                                              Massachusetts                     A = Annual              96-7784-MR
                                              Maryland                          A = Annual               SM961126
                                              Maine                             A = Annual                0-2735
                                              Michigan                          A = Annual                223711
                                              Mississippi                    G = Good Until S          MF-96-07-068
                                              North Dakota                   G = Good Until S              P820
                                              Nebraska                          A = Annual                31,476
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                997657
                                              South Dakota                      A = Annual                 10793
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-39044
                                              Vermont                           A = Annual              7/09/96-17
                                              Washington                     G = Good Until S             C-32572
                                              Wisconsin                         A = Annual               269286-03


                                      -9-

HighMark Diversified Money                    Arizona                           A = Annual             S-0047214-Qual
  Market Fund - Fiduciary Shares              Iowa                              A = Annual                I-38396
                                              Massachusetts                     A = Annual              96-7782-MR
                                              Maryland                          A = Annual               SM970568
                                              Maine                             A = Annual             MF-R-99-10840
                                              Michigan                          A = Annual                225323
                                              Mississippi                    G = Good Until S          MF-97-04-104
                                              Montana                           A = Annual                 37119
                                              North Dakota                      A = Annual
                                              Nebraska                          A = Annual                32,998
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                994882
                                              South Dakota                      A = Annual                 10792
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-42259
                                              Vermont                           A = Annual              4/17/97-16
                                              Washington                     G = Good Until S             C-27270
                                              Wisconsin                         A = Annual               276241-03

HighMark Diversified Money                    Arizona                           A = Annual            S-0064472-Qual
  Market Fund - Class S Shares                Iowa                              A = Annual                I-45391
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-3411
                                              Michigan                          A = Annual                232075
                                              Mississippi                       A = Annual             MF-99-10-014
                                              North Dakota                   G = Good Until S              Z374
                                              Nebraska                          A = Annual                39,087
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692698
                                              Oklahoma                          A = Annual              SE-2005876
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 19936
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S              60558
                                              Vermont                           A = Annual              10/05/99-26
                                              Washington                     G = Good Until S             C-63113
                                              Wisconsin                         A = Annual               374479-03
                                              West Virginia                  G = Good Until S            MF-36296

HighMark U.S. Government                      Alaska                            O = Other                98 04477
  Money Market Fund                           Alabama                           A = Annual                704919
                                              Arkansas                          A = Annual              97-M0326-07
                                              Connecticut                       A = Annual                SI40055
                                              Delaware                          A = Annual                 4331
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 41815
                                              Kansas                            A = Annual              97S0000036
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 35313
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 27 88 72
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF10080
                                              West Virginia                  G = Good Until S            MF-21051


                                      -10-

HighMark U.S. Government Money                Arizona                           A = Annual            S-0050890-Qual
  Market Fund - Class A Shares                Iowa                              A = Annual                I-28198
                                              Massachusetts                     A = Annual               96-5413-M
                                              Maryland                          A = Annual               SM961128
                                              Maine                             A = Annual                0-2736
                                              Michigan                          A = Annual                223712
                                              Mississippi                    G = Good Until S          MF-96-07-066
                                              North Dakota                   G = Good Until S              P823
                                              Nebraska                          A = Annual                31,479
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                997658
                                              South Dakota                      A = Annual                 10794
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52701
                                              Vermont                           A = Annual              7/09/96-19
                                              Washington                     G = Good Until S             C-32573
                                              Wisconsin                         A = Annual               323909-03

HighMark U.S. Government Money                Arizona                           A = Annual            S-0054216-Qual
  Market Fund - Fiduciary Shrs.               Iowa                              A = Annual                I-29184
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970565
                                              Maine                             A = Annual             MF-R-99-10841
                                              Michigan                          A = Annual                225328
                                              Mississippi                    G = Good Until S          MF-97-04-094
                                              Montana                           A = Annual                 37121
                                              North Dakota                      A = Annual                 s673
                                              Nebraska                          A = Annual                32,999
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                994285
                                              South Dakota                      A = Annual                 10795
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52700
                                              Vermont                           A = Annual              4/17/97-15
                                              Washington                     G = Good Until S             C-27271
                                              Wisconsin                         A = Annual               331024-03

HighMark U.S. Government Money                Arizona                           A = Annual            S-0060149-Qual
  Market Fund - Class B Shares                Iowa                              A = Annual                I-42557
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982261
                                              Maine                             A = Annual                0-2779
                                              Michigan                          A = Annual                227646
                                              Mississippi                       A = Annual             MF-98-10-094
                                              North Dakota                   G = Good Until S              W619
                                              Nebraska                          A = Annual                36,542
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692045
                                              South Dakota                      A = Annual                 17113
                                              Tennessee                         A = Annual               M98-4193
                                              Texas                          G = Good Until S             C-55310
                                              Vermont                           A = Annual              10/15/98-08
                                              Washington                     G = Good Until S             C-58225
                                              Wisconsin                         A = Annual               347270-03
                                              West Virginia                  G = Good Until S            MF-33323


                                      -11-

HighMark U.S. Government                      Arizona                           A = Annual             S-0064473-Qual
  Money Market Fund -                         Iowa                              A = Annual                I-45390
  Class S Shares                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-3412
                                              Michigan                          A = Annual                232074
                                              Mississippi                       A = Annual             MF-99-10-013
                                              North Dakota                   G = Good Until S              Z375
                                              Nebraska                          A = Annual                39,088
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692697
                                              Oklahoma                          A = Annual              SE-2005875
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 19935
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S              60559
                                              Vermont                           A = Annual              10/05/99-25
                                              Washington                     G = Good Until S             C-63114
                                              Wisconsin                         A = Annual               374481-03
                                              West Virginia                  G = Good Until S            MF-36298

HighMark 100% U.S. Treasury                   Alaska                            O = Other                98 04476
  Money Market Fund                           Alabama                           A = Annual                704923
                                              Arkansas                          A = Annual              97-M0326-09
                                              Connecticut                       A = Annual                SI24537
                                              Delaware                          A = Annual                 4334
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 41813
                                              Kansas                            A = Annual              97S0000037
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 35309
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 26 11 05
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF10081
                                              West Virginia                  G = Good Until S            MF-21052

HighMark 100% U.S. Treasury                   Arizona                           A = Annual            S-0050888-Qual
  Money Market Fund-Class A Shares            Iowa                              A = Annual                I-36640
                                              Massachusetts                     A = Annual               96-5411-M
                                              Maryland                          A = Annual               SM961127
                                              Maine                             A = Annual                0-2734
                                              Michigan                          A = Annual                223714
                                              Mississippi                    G = Good Until S          MF-96-07-064
                                              North Dakota                   G = Good Until S              P819
                                              Nebraska                          A = Annual                31,480
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                994284
                                              South Dakota                      A = Annual                 10796
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52699
                                              Vermont                           A = Annual              7/09/96-20
                                              Washington                     G = Good Until S             C-32570
                                              Wisconsin                         A = Annual               323910-03


                                      -12-

HighMark 100% U.S. Treasury                   Arizona                           A = Annual            S-0054215-Qual
  Money Market Fund-Fiduciary Shrs            Iowa                              A = Annual                I-38398
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970569
                                              Maine                             A = Annual             MF-R-99-10842
                                              Michigan                          A = Annual                225324
                                              Mississippi                    G = Good Until S          MF-97-04-105
                                              Montana                           A = Annual                 37774
                                              North Dakota                      A = Annual                 S671
                                              Nebraska                          A = Annual                33,000
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                994283
                                              South Dakota                      A = Annual                 10797
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52698
                                              Vermont                           A = Annual              4/17/97-14
                                              Washington                     G = Good Until S             C-27269
                                              Wisconsin                         A = Annual               331023-03

HighMark 100% U.S. Treasury                   Arizona                           A = Annual            S-0064478-Qual
  Money Market Fund-Class S Shares            Iowa                              A = Annual                I-45389
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-3413
                                              Michigan                          A = Annual                232073
                                              Mississippi                       A = Annual             MF-99-10-012
                                              North Dakota                   G = Good Until S              Z373
                                              Nebraska                          A = Annual                39,089
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692696
                                              Oklahoma                          A = Annual
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 19934
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S              60557
                                              Vermont                           A = Annual              10/05/99-24
                                              Washington                     G = Good Until S             C-63115
                                              Wisconsin                         A = Annual               374480-03
                                              West Virginia                  G = Good Until S            MF-36297

HighMark Intermediate-                        Alaska                            O = Other                99-03124
  Term Bond Fund                              Alabama                           A = Annual                705375
                                              Arkansas                          A = Annual              97-M0326-11
                                              Connecticut                       A = Annual                SI43115
                                              Delaware                          A = Annual                  596
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 47919
                                              Kansas                            A = Annual              99s0000422
                                              Missouri                          A = Annual
                                              Montana                           A = Annual                 40007
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 27 88 79
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF11848


                                      -13-

HighMark Intermediate-Term                    Arizona                           A = Annual            S-0054212-Qual
  Bond Fund - Fiduciary Shares                Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970573
                                              Michigan                          A = Annual                225320
                                              Mississippi                    G = Good Until S          MF-97-04-090
                                              Nebraska                          A = Annual                39,482
                                              New Hampshire                     A = Annual
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52695
                                              Washington                     G = Good Until S             C-55822

HighMark Intermediate-Term                    Arizona                           A = Annual            S-0054213-Qual
  Bond Fund - Class A Shares                  Iowa                              A = Annual                I-42555
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982259
                                              Maine                             A = Annual                0-2775
                                              Michigan                          A = Annual                229255
                                              Mississippi                    G = Good Until S          MF-97-04-107
                                              North Dakota                   G = Good Until S              W616
                                              Nebraska                          A = Annual                36,540
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692044
                                              Oklahoma                          A = Annual              SE-2006916
                                              South Dakota                      A = Annual                 17122
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52696
                                              Vermont                           A = Annual              10/15/98-06
                                              Washington                     G = Good Until S             C-55824
                                              Wisconsin                         A = Annual               355143-03
                                              West Virginia                  G = Good Until S            MF-33321

HighMark California Intermediate              Alaska                            O = Other                00-01914
  Tax-Free Bond Fund                          Alabama                           A = Annual
                                              Arkansas                          A = Annual              97-M0326-13
                                              Connecticut                       A = Annual
                                              Delaware                          A = Annual
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 51597
                                              Kansas                            A = Annual              200S0000659
                                              Missouri                          A = Annual
                                              Montana                           A = Annual
                                              Nevada                            A = Annual
                                              New York                          O = Other
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF12747

HighMark CA Intermediate Tax-Free             Nebraska                          A = Annual                39,656
 Bond Fund - Fiduciary Shares                 New Hampshire                     A = Annual
                                              Oklahoma                          A = Annual

HighMark CA Intermediate Tax-Free             Michigan                       N = Not Register
  Bond Fund - Class A Shares                  Missouri                       N = Not Register
                                              Nebraska                          A = Annual                046844
                                              New Hampshire                     A = Annual
                                              New York                       N = Not Register
                                              Oklahoma                          A = Annual              SE-2008635
                                              Tennessee                      N = Not Register
                                              Wisconsin                         A = Annual               365587-03


                                      -14-

HighMark CA Intermediate Tax                  Arizona                           A = Annual
  Free Bond Fund - Class B Shares             Iowa                              A = Annual                I-45857
                                              Louisiana                         A = Annual                 65157
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6297
                                              Michigan                          A = Annual                232408
                                              Mississippi                       A = Annual             MF-99-11-183
                                              North Dakota                   G = Good Until S              Z992
                                              Nebraska                          A = Annual                39,476
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008636
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20572
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-25
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378037-03
                                              West Virginia                  G = Good Until S            MF-36790

HighMark Emerging Growth Fund                 Alaska                            O = Other                99-01182
                                              Alabama                           A = Annual                705370
                                              Arkansas                          A = Annual              97-M0326-01
                                              Connecticut                       A = Annual                SI43118
                                              Delaware                          A = Annual                  595
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 49936
                                              Kansas                            A = Annual              97S0001203
                                              Missouri                          A = Annual
                                              Montana                           A = Annual                 40006
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 27 88 70
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF11847

HighMark Emerging Growth Fund -               Arizona                           A = Annual            S-0054207-Qual
  Fiduciary Shares                            Kentucky                          A = Annual
                                              Louisiana                      N = Not Register
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970576
                                              Michigan                          A = Annual                225316
                                              Mississippi                    G = Good Until S           MF-97-04-93
                                              Nebraska                          A = Annual                39,477
                                              New Hampshire                     A = Annual
                                              Oregon                            A = Annual
                                              South Dakota                      A = Annual                 15054
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52692
                                              Utah                              A = Annual
                                              Washington                     G = Good Until S             C-55818


                                      -15-

HighMark Emerging Growth Fund -               Arizona                           A = Annual            S-0054208-Qual
  Class A Shares                              Iowa                              A = Annual                I-38399
                                              Kentucky                          A = Annual
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970577
                                              Maine                             A = Annual                0-2776
                                              Michigan                          A = Annual                225314
                                              Mississippi                    G = Good Until S          MF-97-04-102
                                              North Dakota                   G = Good Until S              W612
                                              Nebraska                          A = Annual                33,093
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692043
                                              Oklahoma                          A = Annual              SE-2006917
                                              Oregon                            A = Annual
                                              South Dakota                      A = Annual                 15050
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52693
                                              Utah                              A = Annual
                                              Vermont                           A = Annual              10/15/98-10
                                              Washington                     G = Good Until S             C-55826
                                              Wisconsin                         A = Annual               355142-03
                                              West Virginia                  G = Good Until S            MF-33324

HighMark International Equity Fund            Alaska                            O = Other                00-01915
                                              Alabama                           A = Annual                705373
                                              Arkansas                          A = Annual              97-M0326-14
                                              Connecticut                       A = Annual                SI43109
                                              Delaware                          A = Annual
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 51598
                                              Kansas                            A = Annual             200050000660
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 27 88 71
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF12745

HighMark International Equity                 Arizona                           A = Annual
  Fund - Class A Shares                       Iowa                              A = Annual                I-45852
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6298
                                              Michigan                          A = Annual                232410
                                              Mississippi                       A = Annual             MF-99-11-184
                                              North Dakota                   G = Good Until S              Z995
                                              Nebraska                          A = Annual                39,483
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008629
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20573
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-26
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378034-03
                                              West Virginia                  G = Good Until S            MF-36785


                                      -16-

HighMark International Equity Fund -          Arizona                           A = Annual
  Class B Shares                              Iowa                              A = Annual                I-45853
                                              Louisiana                         A = Annual                 65138
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6299
                                              Michigan                          A = Annual                232409
                                              Mississippi                       A = Annual             MF-99-11-185
                                              North Dakota                   G = Good Until S              Z996
                                              Nebraska                          A = Annual                39,484
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008630
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20574
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-27
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378033-03
                                              West Virginia                  G = Good Until S            MF-36786

HighMark International Equity                 Arizona                           A = Annual
  Fund - Class C Shares                       Iowa                              A = Annual                I-45854
                                              Louisiana                         A = Annual                 65139
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6300
                                              Michigan                          A = Annual                232413
                                              Mississippi                       A = Annual             MF-99-11-186
                                              North Dakota                   G = Good Until S              Z997
                                              Nebraska                          A = Annual
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008631
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20575
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-28
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378032-03
                                              West Virginia                  G = Good Until S            MF-36787

HighMark International Equity                 Arizona                           A = Annual            S-0054214-Qual
  Fund - Fiduciary Shares                     Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970572
                                              Michigan                          A = Annual                225318
                                              Mississippi                    G = Good Until S          MF-97-04-109
                                              Nebraska                          A = Annual                39,486
                                              New Hampshire                     A = Annual
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52697
                                              Washington                     G = Good Until S             C-55820


                                      -17-

HighMark Value Momentum Fund                  Arizona                           O = Other                00 00590
                                              Alabama                           A = Annual                705366
                                              Arkansas                          A = Annual              97-M0326-02
                                              Connecticut                       A = Annual                SI43119
                                              Delaware                          A = Annual                 5229
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 48367
                                              Kansas                            A = Annual              97S0001205
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 37676
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 27 88 73
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF10938

HighMark Value Momentum Fund -                Arizona                           A = Annual
  Class C Shares                              Iowa                              A = Annual                I-45856
                                              Louisiana                         A = Annual                 65140
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6301
                                              Michigan                          A = Annual                232405
                                              Mississippi                       A = Annual             MF-99-11-187
                                              North Dakota                   G = Good Until S              Z999
                                              Nebraska                          A = Annual                39,489
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008628
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20571
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-29
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378035-03
                                              West Virginia                  G = Good Until S            MF-36789

HighMark Value Momentum Fund -                Arizona                           A = Annual            S-0054217-Qual
  Fiduciary Shares                            Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM970571
                                              Michigan                          A = Annual                225319
                                              Mississippi                    G = Good Until S          MF-97-04-108
                                              Nebraska                          A = Annual                39,490
                                              New Hampshire                     A = Annual
                                              South Dakota                      A = Annual                 15051
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52702
                                              Washington                     G = Good Until S             C-55823


                                      -18-

HighMark Value Momentum Fund -                Arizona                           A = Annual            S-0054218-Qual
  Class A Shares                              Iowa                              A = Annual                I-38397
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM971495
                                              Maine                             A = Annual                0-1781
                                              Michigan                          A = Annual                226311
                                              Mississippi                    G = Good Until S          MF-97-04-101
                                              North Dakota                   G = Good Until S              T661
                                              Nebraska                          A = Annual                039699
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                691785
                                              Oklahoma                          A = Annual              SE-2006918
                                              South Dakota                      A = Annual                 15049
                                              Tennessee                         A = Annual               RM98-3887
                                              Texas                          G = Good Until S             C-52703
                                              Vermont                           A = Annual              9/17/97-33
                                              Washington                     G = Good Until S             C-55817
                                              Wisconsin                         A = Annual               336426-03
                                              West Virginia                  G = Good Until S            MF-23230

HighMark Value Momentum Fund -                Arizona                           A = Annual            S-0060150-Qual
  Class B Shares                              Iowa                              A = Annual                I-42559
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982257
                                              Maine                             A = Annual                0-2777
                                              Michigan                          A = Annual                227647
                                              Mississippi                       A = Annual             MF-98-10-092
                                              North Dakota                   G = Good Until S              W620
                                              Nebraska                          A = Annual                36,543
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692042
                                              Oklahoma                          A = Annual               SE-135998
                                              Outside U.S.                   N = Not Register
                                              South Dakota                      A = Annual                 17123
                                              Tennessee                         A = Annual               M98-4193
                                              Texas                          G = Good Until S             C-55311
                                              Vermont                           A = Annual              10/15/98-05
                                              Washington                     G = Good Until S             C-58224
                                              Wisconsin                         A = Annual               347269-03
                                              West Virginia                  G = Good Until S            MF-33326

HighMark Small Cap Value Fund                 Alaska                            O = Other                99-00388
                                              Alabama                           A = Annual
                                              Arkansas                          A = Annual              97-M0326-10
                                              Connecticut                       A = Annual                SI47792
                                              Delaware                          A = Annual                  491
                                              Hawaii                            A = Annual
                                              Idaho                             A = Annual                 49669
                                              Kansas                            A = Annual              99S0000129
                                              Missouri                          A = Annual              1996-00683
                                              Montana                           A = Annual                 39631
                                              Nevada                            A = Annual
                                              New York                          O = Other               S 28 40 09
                                              Rhode Island                      A = Annual
                                              South Carolina                    A = Annual                MF11700


                                      -19-

HighMark Small Cap Value Fund -               Arizona                           A = Annual
  Class C Shares                              Iowa                              A = Annual                I-45855
                                              Louisiana                         A = Annual                 65141
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual
                                              Maine                             A = Annual                0-6302
                                              Michigan                          A = Annual                232406
                                              Mississippi                       A = Annual             MF-99-11-188
                                              North Dakota                   G = Good Until S              Z998
                                              Nebraska                          A = Annual                39,487
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual
                                              Oklahoma                          A = Annual              SE-2008627
                                              Puerto Rico                       A = Annual
                                              South Dakota                      A = Annual                 20570
                                              Tennessee                         A = Annual
                                              Texas                          G = Good Until S
                                              Vermont                           A = Annual              12/16/99-30
                                              Washington                     G = Good Until S
                                              Wisconsin                         A = Annual               378036-03
                                              West Virginia                  G = Good Until S            MF-36788

HighMark Small Cap Value Fund -               Arizona                           A = Annual            S-0059528-Qual
  Fiduciary Shares                            Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM981750
                                              Michigan                          A = Annual                228743
                                              Mississippi                       A = Annual             MF-98-08-028
                                              Nebraska                          A = Annual                39,488
                                              New Hampshire                     A = Annual
                                              Oklahoma                          A = Annual              SE-2000232
                                              South Dakota                      A = Annual                 16811
                                              Tennessee                         A = Annual               M98-3665
                                              Texas                          G = Good Until S             C-56860
                                              Washington                     G = Good Until S             c-59674

HighMark Small Cap Value Fund -               Arizona                           A = Annual            S-0059529-Qual
  Class A Shares                              Iowa                              A = Annual                I-42089
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM981749
                                              Maine                             A = Annual                 0-900
                                              Michigan                          A = Annual                228741
                                              Mississippi                       A = Annual             MF-98-08-029
                                              North Dakota                   G = Good Until S              W269
                                              Nebraska                          A = Annual                36,144
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                999746
                                              Oklahoma                          A = Annual              SE-2006919
                                              South Dakota                      A = Annual                 16810
                                              Tennessee                         A = Annual               M98-3665
                                              Texas                          G = Good Until S             C-56858
                                              Vermont                           A = Annual              8/12/98-03
                                              Washington                     G = Good Until S             c-59675
                                              Wisconsin                         A = Annual               352572-03
                                              West Virginia                  G = Good Until S


                                      -20-

HighMark Small Cap Value Fund -               Arizona                           A = Annual             S-0060148-Qual
  Class B Shares                              Iowa                              A = Annual                I-42558
                                              Massachusetts                     A = Annual
                                              Maryland                          A = Annual               SM982256
                                              Maine                             A = Annual                0-2778
                                              Michigan                          A = Annual                228742
                                              Mississippi                       A = Annual             MF-98-10-090
                                              North Dakota                   G = Good Until S              W618
                                              Nebraska                          A = Annual                36,145
                                              New Hampshire                     A = Annual
                                              New Mexico                        A = Annual                692041
                                              Oklahoma                          A = Annual              SE-2006921
                                              South Dakota                      A = Annual                 17121
                                              Tennessee                         A = Annual               M98-4193
                                              Texas                          G = Good Until S             C-56859
                                              Vermont                           A = Annual              10/15/98-03
                                              Washington                     G = Good Until S             c-59676
                                              Wisconsin                         A = Annual               352571-03
                                              West Virginia                  G = Good Until S            MF-33328

HighMark Convertible Securities               California                     N = Not Register
  Fund, Fiduciary Shares                      Massachusetts                  N = Not Register
                                              New York                       N = Not Register
                                              Pennsylvania                   N = Not Register


HighMark Government Securities                California                     N = Not Register
  Fund, Fiduciary Shares                      Massachusetts                  N = Not Register
                                              New York                       N = Not Register


HighMark Blue Chip Growth                     California                     N = Not Register
  Fund, Fiduciary Shares                      Massachusetts                  N = Not Register
                                              New York                       N = Not Register

DELOITTE &
    TOUCHE
----------                   ---------------------------------------------------
       [LOGO]                DELOITTE & TOUCHE LLP     Telephone: (415) 783-4000
                             50 Fremont Street         Facsimile: (415) 783-4329
                             San Francisco, California 94105-2230

The Highmark Funds
One Freedom Valley Road
Oaks, Pennsylvania 19456

To the Board of Directors:

We have examined management's assertion that "The Highmark Funds (including the Highmark Balanced Fund, the Highmark Blue Chip Growth Fund, the Highmark Bond Fund, the Highmark California Intermediate Tax-Free Bond Fund, the Highmark California Tax-Free Money Market Fund, the Highmark Convertible Securities Fund, the Highmark Diversified Money Market Fund, the Highmark Emerging Growth Fund, the Highmark Government Securities Fund, the Highmark Growth Fund, the Highmark Income Equity Fund, the Highmark Intermediate-Term Bond Fund, the Highmark International Equity Fund, the Highmark Small Cap Value Fund, the Highmark 100% U.S. Treasury Money Market Fund, the Highmark U.S. Government Money Market Fund, and the Highmark Value Momentum Fund) (hereafter collectively referred to as the "Funds") were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of November 27, 1998 with respect to securities reflected in the investment accounts of the Funds." Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 27, 1998:

- Confirmation of all securities held by the Depository Trust Company, the Federal Reserve Bank and Citibank, N.A. in book entry form without prior notice to management

- Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents

- Reconciliation of all such securities to the books and records of the Funds and the Custodian (The Union Bank of California, N.A.)

- Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with Barclays Capital, Inc., Deutsche Bank Securities, Inc.,


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DELOITTE TOUCHE
TOHMATSU
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     J.P. Morgan Securities, Inc., Warburg, Dillon, Read, LLC., HSBC Securities,
     Inc., and Lehman Brothers, Inc. records

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 27, 1998 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP

September 24, 1999


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